Exhibit 99.6

PUT AGREEMENT

This PUT AGREEMENT (this “Agreement”), dated as of January 2, 2024 (the “Effective Date”), is by and among Scott A. Beck and Theresa M. Beck, residents of the State of Colorado (collectively “Beck”); Pearl Street Trust (“Pearl” and, collectively with Beck, “Obligor”); Scott Evans and Susan Evans, as Trustees of the Evans Revocable Living Trust, a trust governed by the laws of Colorado (the “Evans Revocable Trust”); and Joy To the World Foundation, as Trustee of the Evans Family Charitable Trust, a trust governed by the laws of Colorado (the “Evans Charitable Trust” and together with the Evans Revocable Trust, the “Holder”). Each of Beck, Pearl and the Holder are sometimes individually referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not defined herein have the meaning given to such terms in the Seventh Amended and Restated Limited Liability Company Agreement of Gloo Holdings, LLC, a Delaware limited liability company (“Gloo”) dated as of March 13, 2023 (the “LLC Agreement”).

RECITALS

WHEREAS, pursuant to that certain Securities Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), Gloo will acquire all of the stock of Outreach, Inc. (“Outreach”), from the Holder in exchange for cash and units of equity in Gloo;

WHEREAS, in connection with the consummation of the transactions contemplated by the Purchase Agreement, Gloo will issue to the Holder 3,333,334 units of Series A Preferred limited liability company membership interests of Gloo valued at $[•] per unit (the “Put Option Units”);

WHEREAS, as a material inducement to the Holder to enter into the Purchase Agreement and to perform the transactions contemplated thereby (collectively, the “Transactions”), Obligor has agreed that, during the twelve (12) month period commencing on the third anniversary of the Effective Date and ending on the fourth anniversary of the Effective Date (the “Put Period”), the Holder may require Obligor to purchase all or any portion of the Put Option Units (the “Put”) at a purchase price of $[•] per Put Option Unit (the “Put Price”);

WHEREAS, Obligor is an equity holder of Gloo and will derive material and substantial benefit from the Transactions; and

WHEREAS, Obligor and the Holder desire to enter into this Agreement to more formally document the terms and conditions of the Put.

NOW THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and with the understanding that the Holder would not enter into the Purchase Agreement or consummate the Transactions in the absence of this Agreement, the Parties agree as follows:

1.
Put Rights.
1.1.
At any time during the Put Period, the Holder shall have the right, by delivery of a written notice of election to Obligor (such notice, the “Put Notice”) indicating that it desires to exercise the Put, to sell to Obligor, and to require Obligor, jointly and severally, to purchase from the Holder, any or all of the Put Option Units in exchange for the payment of an amount equal to (a) the Put Price multiplied by (b) the number of Put Option Units then being Put by the Holder (the “Purchase Price”). For the avoidance of doubt, in the event that a Liquidity Even occurs prior to the commencement of the Put Period, the Holder’s and the Holders permitted successors and assigns rights to sell the Put Option Units (and any other equity interests into which the Put Options Units may then have been converted) to the Obligor will be governed by Section 1.2 below.

1.2.
In the event that a Liquidity Event is consummated prior to the commencement of the Put Period and, in connection with the consummation of such Liquidity Event, the Holder and the Holder’s permitted successors and assigns, collectively, receive less than $[•] in gross cash proceeds in respect of the Put Option Units, then the Holder and the Holder’s permitted successors and assigns shall have the right, exercisable during the Put Period, to sell, collectively, all but not less than all of their remaining Put Option Units (and any other equity interests received by the Holder and the Holder’s permitted successors and assigns in respect of the Put Option Units) for an aggregate purchase price equal to (i) $[•] minus (ii) the gross cash proceeds received by the Holder and its permitted successors and assigns in respect of the Put Option Units in connection with the Liquidity Event (the “Catch Up Payment”); provided that if, solely as a result of such Liquidity Event, the Holder’s and the Holder’s permitted successors and assigns cease to own any equity interest in Gloo, then Obligor shall, no later than 30 days following the Holder’s delivery to Obligor of a written request for payment of an amount equal to the Catch-Up Payment, which request may only be delivered during the Put Period, pay to the Holder an amount equal to the Catch-Up Payment, the making of which payment will satisfy in full Obligor’s obligations under this Agreement. For purposes hereof, the term “Liquidity Event” shall mean (a) a change in the ownership or control of Gloo effected through a transaction or series of related transactions (other than an offering of securities to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the securities outstanding immediately after such acquisition; (b) the sale or conveyance of all or substantially all of the assets of Gloo; (c) an initial public offering involving Gloo; or (d) the dissolution or liquidation of Gloo.
1.3.
The closing of any purchase and sale of any Put Option Units held by the Holder which the Holder elects to sell pursuant to such Put Notice shall take place within thirty (30) days following receipt of the Put Notice by Obligor (the “Closing”). At the Closing of the Put (i) the Parties shall enter a purchase agreement containing representations and warranties of the Holder customary for a transaction of that type, including without limitation as to the Holder’s ownership, free and clear of all liens and encumbrances, of the Put Option Units then being sold by the Holder, authority, power and right to enter into and consummate such transaction, and no consents or conflicts; (ii) the Holder shall deliver to Obligor the Put Option Units then being sold by the Holder; and (iii) Obligor, jointly and severally, shall deliver to the Holder the Purchase Price by wire transfer of immediately available funds to one or more accounts designated by the Holder in writing.
1.4.
In the event of changes in the capital structure of Gloo by reason of any unit or extraordinary cash distribution, unit split, reverse unit split, an extraordinary company transaction such as any recapitalization, reorganization, merger, consolidation, combination, exchange, or other relevant change in capitalization occurring after the date hereof, the Put Price will be equitably adjusted to the extent necessary to preserve the economic intent of this Agreement, as determined in good faith by the Parties, such that the aggregate Put Price payable in respect of all Put Option Units, as so equitably adjusted, would remain the same.
2.
Representation and Warranties. Each Party hereby represents and warrants to the other Party that:
2.1.
Such Party (a) has the power and requisite authority to execute, deliver and perform this Agreement, (b) is fully authorized to, and has taken all action, necessary to authorize such Party to, execute, deliver and perform this Agreement and the transactions contemplated hereby (including the Put), and (c) is and will continue to be duly authorized to perform this Agreement and the transactions contemplated hereby (including the Put).
2.2.
Neither the execution and delivery of this Agreement, nor the consummation of any of the transactions herein contemplated (including the Put), nor compliance with the terms and provisions hereof will contravene or conflict with: (i) any provision of law, statute or regulation to which such Party is subject, (ii) any judgment, license, order or permit applicable to such Party, or (iii) any contract, loan agreement, mortgage, deed of trust, line of credit or other agreement or instrument to which such Party is a party or by which such Party may be bound, or to which such Party may be subject. No consent, approval, authorization or order of any court or governmental authority or other Person is required in connection with the execution and delivery by such Party of this Agreement or to consummate the transactions contemplated hereby or to perform such Party’s obligations hereunder. This Agreement is the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.
2.3.
Such Party has sought and obtained (or has voluntarily and knowingly decided not to seek and obtain after having ample opportunity to do so) the advice of independent legal counsel of its choice regarding all legal issues pertaining to this Agreement.
2.4.
If such Party is comprised of one or more natural persons, no such natural person is under any disability or impairment that affects his or her decision to sign this Agreement and each such natural person knowingly and voluntarily intends to be legally bound by this Agreement.
3.
Financial Statements. Beck shall deliver personal financial statements to the Holder on or about each anniversary of the Effective Date. Beck represents and warrants that all financial information of Beck provided to the Holder prior to the Effective Date and to be provided on each anniversary of the Effective Date is and will be true and correct in all material respects.
4.
Governing Law; Venue; Waiver of Jury Trial; Attorneys’ Fees. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without respect to its principles of conflicts of laws. The Parties irrevocably submit to the jurisdiction of the Delaware Court of Chancery (or, if such court declines to accept jurisdiction, any state or federal court sitting in or for New Castle County, Delaware) with respect to any dispute arising out of or relating to this Agreement, and each party irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the venue of any dispute arising out of or relating to this Agreement or the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute or proceeding. Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any right it may have to a trial by jury in respect of any litigation as between the Parties directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby or disputes relating hereto. Each of the Parties (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that it and the other parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications contained in this Section 3. In the event that any Party hereto institutes any legal suit, action, or proceeding, including arbitration, against another Party in respect of a matter arising out of or relating to this Agreement, the prevailing Party in the suit, action, or proceeding shall be awarded, in addition to all other damages to which it may be entitled, the costs incurred by such Party in conducting the suit, action, or proceeding, including reasonable attorneys' fees and expenses and court costs.
5.
No Recourse. All liabilities and obligations arising out of this Agreement will be limited to the Parties to this Agreement and, with respect to such Parties, will be limited to the terms of this Agreement, and no Non-Recourse Party will have any liability or obligation hereunder or with respect to the transactions contemplated hereby, whether by the enforcement of any assessment or by any Action (whether in contract or in tort, in Law or in equity, through attempted piercing of the corporate, limited partnership or limited liability company veil, or otherwise), or by virtue of any applicable Law. “Non-Recourse Party” means, with respect to a Party, any of such Party’s former, current and future equity holders, controlling Persons, agents, representatives, affiliates, members, managers, general or limited partners (or any former, current or future equity holder, controlling Person, agent, representative, affiliate, member, manager, general or limited partner of any of the foregoing);

provided, that, for the avoidance of doubt, (i) no Party will be considered a Non-Recourse Party and (ii) this Agreement shall be enforceable against the permitted successors and assigns of Obligor, including but not limited to the estates and heirs of Beck.
6.
Nature of Obligations. All obligations and liability of Obligor under this Agreement shall be joint and several. Neither the dissolution of Beck’s marriage nor their death or incapacity shall limit or otherwise affect Beck’s obligations under this Agreement. No merger, acquisition, consolidation, reorganization, liquidation, bankruptcy, insolvency, or change in structure or control of Outreach or Gloo shall limit or otherwise affect Beck’s obligations under this Agreement.
7.
Assignment. Neither this Agreement nor any of the rights or obligations of the Parties hereunder may be transferred or assigned by any Party hereto, without the prior written consent of the other Party; provided, however, if the Holder transfers any of the Put Units to any person in accordance with the LLC Agreement, such person shall have the right to exercise the Put with respect to the Put Units so transferred to the same extent as the Holder as if no transfer had occurred. Any attempted transfer or assignment in violation of this Section 7 shall be null and void ab initio.
8.
Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that each Party shall be entitled to an injunction or injunctions or other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court set forth in Section 4, in addition to any other remedy to which they are entitled at law or in equity.
9.
Miscellaneous. This Agreement may be modified or amended only with the prior written consent of the Parties. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. This Agreement constitutes the entire agreement of the Parties relating to the subject matter of this Agreement and supersedes all prior oral or written communications, representations, negotiations, contracts or agreements (including any prior drafts thereof) with respect to the subject matter of this Agreement. To the extent that the terms or conditions set forth in the LLC Agreement are inconsistent with the terms and conditions herein, the terms and conditions herein shall control. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument. An electronic .pdf signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the maximum extent not held invalid or unenforceable. Each of the Parties shall execute such documents and other instruments, obtain in a timely manner all necessary waivers, consents and approvals, effect all necessary registrations and filings, and take such further actions as may be required, to carry out the provisions hereof and perform this Agreement in compliance with applicable law.
10.
Notices. All notices, requests, demands consents and other communications shall be transmitted in writing and shall be deemed to have been duly given (a) on the date of service if served personally on the Party to whom notice is to be given, (b) on the day of transmission if sent via email (without notice of delivery failure) prior to 5:00 pm Eastern Time on a business day, and otherwise on the next succeeding business day, or (c) on the business day after timely delivery to a nationally recognized overnight courier if next business day delivery is properly requested, to a Party as follows:

If to Obligor:	Scott and Theresa Beck or Pearl Street Trust 831 Pearl Street Boulder, CO 80302 Attn: Scott Beck Email: sbeck2@gloo.us
If to the Holder:	c/o Scott and Susan Evans 4020 Cedar Heights Drive Colorado Springs, Colorado 80904 Email: scott@springspickleball.com

Any Party may change its address for the purpose of this Section 10 by giving the other Parties written notice of its new address in the manner set forth above.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

EVANS REVOCABLE LIVING TRUST

By: /s/ Scott Evans

Scott Evans, Trustee

By: /s/ Susan Evans

Susan Evans, Trustee

EVANS FAMILY CHARITABLE TRUST

By: Joy To the World Foundation, Trustee

By: V. William Moritz

Name: V. William Moritz

Title: Trustee

/s/ Scott Beck

Scott A. Beck

/s/ Theresa Beck

Theresa M. Beck

PEARL STREET TRUST

By: /s/ Scott Beck

Name: Scott A. Beck

Title: Trustee

Signature Page to Put Agreement